                                                                       EXHIBIT 5
                                                 June 2, 2003



AMI Semiconductor, Inc.
2300 Buckskin Road
Pocatello, ID 83201

Ladies and Gentlemen:

         We have acted as outside counsel to AMI Semiconductor, Inc., a Delaware corporation (the "COMPANY"), in connection with the registration statement (File No. 333-103070), as amended (the "REGISTRATION STATEMENT"), filed by the Company and each of AMIS Holdings, Inc., a Delaware corporation, AMI Acquisition LLC, a Delaware limited liability company, and AMI Acquisition II LLC, a Delaware limited liability company (together, the "GUARANTORS"), on Form S-4 under the Securities Act of 1933, as amended (the "Act"), relating to the proposed exchange (the "EXCHANGE OFFER") of up to $200,000,000 in principal amount of the Company's new 10-3/4% Senior Subordinated Notes Due 2013 (the "NEW NOTES") for the same principal amount of the Company's issued and outstanding, privately placed 10-3/4% Senior Subordinated Notes Due 2013 (the "OLD NOTES"). The Company's payment obligations under the Old Notes are jointly and severally guaranteed on a senior subordinated basis by the Guarantors (the "OLD GUARANTEES"), and the Company's payment obligations under the New Notes will be jointly and severally guaranteed by the Guarantors (the "NEW GUARANTEES"). The Old Notes and Old Guarantees were issued, and New Notes and New Guarantees are to be issued, pursuant to the provisions of an Indenture dated as of January 29, 2003 (the "INDENTURE") among the Company, the Guarantors and J.P. Morgan Trust Company, N.A., as Trustee (the "TRUSTEE").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, we are of the opinion that:

         (i) The New Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

         (ii) The New Guarantees, when the New Notes have been duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of each Guarantor, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

         We are members of the Bars of the States of California and New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law and the Limited Liability Company Act of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

                                                     Very truly yours,
                                                     /s/ Davis Polk & Wardwell